Exhibit 99.1

Praxair Acquires German Industrial Gas Business from Air Liquide

    DANBURY, Conn.--(BUSINESS WIRE)--Oct. 7, 2004--

     An investor teleconference will be held at 5:00 p.m. New York time on October 7, 2004 - see details below

    Praxair, Inc. (NYSE:PX) has reached agreement with Air Liquide to purchase industrial gases assets and related businesses in Germany for 497 million Euros, or about $600 million. Subject to regulatory approval, the purchase is expected to close by the end of 2004.
    The agreement includes certain assets required to be sold by Air Liquide as a result of its purchase of Messer Griesheim in Germany. The business has sales of approximately 180 million Euros, or about $217 million, and is comprised of the southern portion of the Rhine/Ruhr pipeline and the Saar pipeline, plus bulk distribution and packaged gas businesses. It serves large customers in the refining, chemical and steel industries along the pipeline systems, plus about 40,000 smaller customers in bulk, medical, specialty and packaged gases.
    "This acquisition fits well with our business strategy in the German/Benelux region," said Dennis Reilley, chairman and chief executive officer of Praxair. "We are acquiring a high quality business with important global and European customers. In integrating this business, our highly successful European team will bring Praxair's disciplined operating culture and excellent customer service skills to further improve the business and strengthen these important customer relationships."
    Following the acquisition, Praxair's business in the German/Benelux region will have sales of approximately 265 million Euros, or about $320 million, and total sales in Europe will be approximately 830 million Euros, or about $1 billion. It will operate six pipeline systems in Belgium, Germany, Spain and Italy.
    A teleconference on the acquisition is being held on Thursday, October 7 at 5:00 p.m. New York time. The number is 617-786-2963
Passcode: 61390640. The call also is available as a web cast at www.praxair.com/investors. Materials to be used in the teleconference will be available on www.praxair.com/investors. A web replay will be available beginning at 7:00 p.m. New York time on Thursday, October 7, 2004 at www.praxair.com/investors. A telephone replay will be available for one week. The U.S. dial-in number is 888-286-8010. International dial-in number is 617-801-6888. Passcode is 53746778.

    Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2003 sales of $5.6 billion. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

    Forward Looking Statements

    The forward-looking statements contained in this announcement concerning demand for products and services, the expected macroeconomic environment, sales and earnings growth, and other financial goals involve risks and uncertainties, and are subject to change based on various factors. These include the risk that Praxair will not succeed in acquiring the assets in Germany, the impact of changes in the global economy in general, and the economies of Europe and Germany, in particular the cost and availability of electric power, natural gas and other materials, development of operational efficiencies, including the ability to achieve the forecasted synergies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and processes, the impact of competitive products and pricing, and the impact of tax and other legislation and regulation in Europe generally, Germany in particular, and other relevant geographies.

    CONTACT: Praxair, Inc.
             Media:
             Nigel Muir, 203-837-2240
             nigel_muir@praxair.com
             Investors:
             Ken Wong, 203-837-2334
             ken_wong@praxair.com